EXHIBIT 10.38


                               SERVICES AGREEMENT


This Services Agreement ("Agreement") is entered into this 10th day of July, 1997, by and between Synadyne (referred to in this Agreement as "Temporary Service Firm" or "TSF") and Allstate Insurance Company (referred to in this Agreement as "Allstate").

Temporary Service Firm and Allstate agree as follows:

1.   SERVICES

     TSF agrees to furnish services to be performed for Allstate agents and Retail Resident Managers from time to time during the term of this Agreement as requested by such agents or Retail Resident Managers. The services shall be performed by persons in the employ of TSF. As the employer of such persons, TSF will (i) be responsible for hiring, firing, and disciplining its employees; (ii) maintain all necessary personnel and payroll records for its employees; (iii) compute the wages payable to its employees and withhold applicable federal, state, and local taxes and FICA payments; (iv) remit employee withholdings to proper governmental authorities and make employer contributions for FICA and federal and state unemployment insurance payments; (v) pay net wages and fringe benefits, if any, directly to its employees, and (vi) pay any workers' compensation or unemployment compensation benefits that may become due to any of its employees and to defend any action brought by an employee to recover such benefits.

2.   INDEPENDENT CONTRACTOR

     With respect to its performance of services under this Agreement, TSF is, and shall at all times operate as, an independent contractor, and nothing in this Agreement shall be construed to constitute TSF, or any of its employees, as agent, partner, employee or joint venturer of or with Allstate or any of its agents or Retail Resident Managers.

3.   INDEMNITY BY TSF

     a. TSF agrees to comply with all applicable federal, state, and local laws regarding its employees, including laws relating to minimum compensation, overtime, and equal opportunities for employment. In particular, TSF agrees to comply with the federal and state Civil Rights Acts, the Age Discrimination in Employment Act, the Fair Labor Standards Act, and the Immigration Control and Reform Act. TSF will indemnify, defend, and hold Allstate, its agents, and Retail Resident Managers harmless from and against any claims, demands, suits, losses, damages, costs, and expenses arising out of any violation or alleged violation by TSF of any such laws.


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     b.   TSF will indemnify, defend and hold Allstate, its agents, and Retail
          Resident Managers harmless from and against any and all liabilities, claims, demands, suits, losses, damages, costs, and expenses for personal injury to or death of any person, or for damage to or destruction of any property, caused or alleged to be caused by any act or omission of TSF or its employees. "Personal injury," as used herein, includes, but is not limited to: bodily injury; libel; slander; defamation of character; invasion of rights of privacy; malicious prosecution; infliction of emotional distress; harassment or discrimination on the basis of sex, age, religion, race, or national origin; wrongful detention; violation of civil rights, and any other injury excluding only those for which Allstate is required to indemnify TSF and its employees under paragraph 4.a. below.

     c. TSF will indemnify, defend, and hold Allstate, its agents, and Retail Resident Managers harmless against any claims, demands, suits, losses, damages, costs, and expenses for TSF's failure or alleged failure, to perform its obligations as set forth in paragraph 1. above.

     d. TSF' obligations as set forth in this paragraph 3. will survive the termination of this Agreement.

4.   INDEMNITY BY ALLSTATE

     a. Allstate will indemnify, defend, and hold TSF and its employees harmless from and against any and all liabilities, claims, demands, suits, losses, damages, costs, and expenses caused or alleged to be caused by the negligent acts, errors, or omissions of TSF employees acting within the scope of their duties as assigned by an Allstate agent or Retail Resident Manager and relating to the sale or servicing of insurance or other products offered by Allstate or its affiliates, including any and all shortages of money collected from insureds or prospective insureds. The right to indemnity under this paragraph does not extend to liabilities, claims, demands, suits, losses, damages, costs, and expenses caused or alleged to be caused by (i) the dishonest, fraudulent, intentional, willful, malicious, or reckless acts of TSF employees; or (ii) any acts or omissions for which TSF is required to indemnify Allstate, its agents and Retail Resident Managers under paragraph 3.b. above; or (iii) any negligent acts, errors or omissions of TSF employees while performing services for any agent who has an independent contractor rather than an employer/employee relationship with Allstate, including R2501 Retail Exclusive Agents, R3001 Neighborhood Exclusive Agents, R3001A Neighborhood Exclusive Agencies, and Independent Agents or Agencies representing Allstate on a nonexclusive basis.

     b. Allstate's obligations as set forth in this paragraph 4. will survive the termination of this Agreement.

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5.   INSURANCE

     TSF agrees to obtain and maintain during the term of this Agreement the following types of insurance with the stated minimum limits of liability:

     /bullet/     Workers' Compensation Insurance - statutory limits

     /bullet/     Employers' Liability Insurance
                     $100,000 bodily injury per accident
                     $100,000 disease per employee
                     $500,000 policy aggregate

     /bullet/     Commercial General Liability Insurance
                     $500,000 combined single limit per occurrence

     /bullet/ Commercial Auto Liability Insurance with coverage for owned and non owned autos
                     $500,000 combined single limit per occurrence

     /bullet/     Blanket Crime Bond
                     $100,000

     /bullet/     Excess Liability Insurance
                     $1,000,000 excess over the primary limit

     TSF agrees to furnish to Allstate proof of insurance on an annual basis.

6.   COMPENSATION

     a. TSF agrees to bill Allstate agents and Retail Resident Managers directly for services performed for them by TSF employees. The amount of compensation for the services rendered and the payment terms will be determined by separate agreement between TSF and each agent or Retail Resident Manager. To the extent that any of the terms of such agreement conflict with any of the terms of this Agreement, this Agreement will govern.

     b. TSF acknowledges and agrees that all compensation for services performed by TSF employees for Allstate agents will be solely the responsibility of such agents. Allstate shall have no liability whatsoever for any amount due TSF from any agent, and TSF expressly waives any and all rights it may have to recover such amounts from Allstate.

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7.   CONFIDENTIALITY

     a. TSF agrees that it will not, at any time or in any manner, directly or indirectly, disclose to any third party or permit any third party to access any confidential information concerning any matters affecting or relating to the business of Allstate, except upon direct written authority of Allstate. Furthermore, upon termination of this Agreement, TSF agrees to continue to treat as confidential any information concerning any matters affecting or relating to the business of Allstate that is not otherwise lawfully available to the public and that has been obtained by TSF during the term of this Agreement.

     b. Confidential information includes, but is not limited to, business plans of Allstate; information regarding the names, addresses, and ages of policyholders or prospective policyholders; types of policies; amounts of insurance; premium amounts; the description and location of insured property; the expiration or renewal dates of policies; policyholder listings and any policyholder information subject to any privacy law; claim information; and certain information and material identified by Allstate as confidential or information considered a trade secret within the meaning of the Illinois Trade Secrets Act. Confidential information may be oral or recorded on paper, electronic data file, or any other medium.

     c. Any and all confidential information furnished to TSF during the term of this Agreement shall, at all times, remain the sole property of Allstate and shall be returned to Allstate upon demand of Allstate, or at such time as TSF no longer provides services for Allstate agents or Retail Resident Managers.

     d. TSF agrees that each of its employees assigned to an Allstate agent or Retail Resident Manager will uphold the confidentiality of Allstate confidential information and will sign the Confidentiality and Non-Competition Agreement, a copy of which is attached as Appendix A, prior to beginning the assignment. TSF will forward each signed copy of the Confidentiality and Non-Competition Agreement to Allstate at the address indicated under paragraph ll.a. within five (5) business days.

8.   TERM

     This Agreement shall commence on the date first written above and will continue until it is terminated. Either party may terminate this Agreement at any time by giving the other party at least ten (10) days prior written notice.

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9.   REPORTING

     a. At the end of each calendar quarter, TSF agrees to provide Allstate a report listing its employees who have been assigned to Allstate agents or Retail Resident Managers during the quarter as well as those employees whose assignments have been terminated during the quarter. The report shall be forwarded to Allstate by the 15th day of the month following each calendar quarter.

     b. TSF agrees to promptly notify Allstate if any amount owed to TSF by an Allstate agent for services rendered by a TSF employee is past due for more than sixty (60) days.

10.  FINANCIAL STATEMENT

TSF agrees to provide Allstate a current financial statement each year this Agreement is in effect.

11.  GENERAL PROVISIONS

     a. All notices will be deemed to have been given if personally delivered or mailed as follows:

          if to Allstate:                    Allstate Insurance Company
                                             Kansas City Regional Office
                                             Bldg. 32 Corporate Woods
                                             9225 Indian Creek Pky., Suite 600
                                             Overland Park, KS 66210
                                             Attention: Jan Sandoval

          if to Temporary Service Firm:      Synadyne
                                             1144 E. Newport Center Drive
                                             Deerfield Beach, FL 33442
                                             Attention: Paul M. Burrell

     b. The descriptive headings of this Agreement are intended for reference only and will not affect the construction or interpretation of this Agreement.

     c. The failure of either party to insist upon the performance of any of the terms of this Agreement in any one or more instances will not be construed as a waiver or relinquishment of the future performance of any such term, and the obligation of the parties with respect to any such future performance will continue in full force and effect.

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     d.   TSF agrees that it will not use the name, service marks, or trademarks of Allstate, or of any affiliated company, or reveal the existence of this Agreement or the terms and conditions thereof in any advertising, publicity release, or sales presentation, without Allstate's prior written consent.

     e. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

     f. Neither party may transfer this Agreement, and no rights or interests arising from it may be assigned by either party without the written consent of the other party.

     g. This Agreement contains the complete understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, between the parties. No waiver or amendment of the Agreement is valid unless in writing and signed by both parties.

     h. This Agreement will be binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives.

Accepted by:



Synadyne                                     Allstate Insurance Company

(Temporary Service Firm)

By: /s/ PAUL M. BURRELL                      By: /s/ JAN SANDOVAL
   -------------------------                    -------------------------
   Paul M. Burrell                              Jan Sandoval


Title: Vice President                        Title: HR Representative

Date: July 10, 1997                          Date: 7-23-97



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